Exhibit 99.1

NEWS RELEASE

For More Information Contact:
Rodney L. Underdown (913-344-9395)	Peggy Landon (913-344-9315)
Chief Financial Officer	Director of Investor Relations and
Corporate Communications

Compass Minerals Reports Second-Quarter 2013 Results
Robust Cash Flow Generated

OVERLAND PARK, Kan. (July 29, 2013) – Compass Minerals (NYSE: CMP) reports the following results of its second-quarter 2013 operations:

•	Net earnings increased to $10.6 million, or $0.32 per diluted share, from $9.5 million, or $0.28 per diluted share, in the second quarter of 2012. Excluding special items, second-quarter 2012 net earnings were $10.3 million, or $0.31 per diluted share.

•	Sales of $173.8 million were 3 percent lower year over year as increased salt sales were offset by a decline in specialty fertilizer sales resulting from the company’s constrained supply of sulfate of potash.

•	Operating earnings of $14.7 million were $0.8 million lower year over year as improved salt earnings were offset by an increase in selling, general and administrative expenses, including a $1.7 million restructuring charge associated with streamlining the company’s management structure.

•	Adjusted EBITDA* increased to $32.8 million from $31.3 million in the second quarter of 2012.

•	Cash flow from operations for the six months ended June 30, 2013, increased 52 percent to $175.8 million from $115.5 million in the 2012 period.

“Compass Minerals generated strong cash flow from operations through the first six months of the year demonstrating the solid underlying fundamentals of both its specialty fertilizer and salt businesses,” said Fran Malecha, Compass Minerals president and CEO. “I believe our ongoing cost-reduction efforts, such as the steps we took this quarter to streamline management, and a return to more-normal operating rates will provide EBITDA margin expansion throughout the remainder of 2013. We will pursue every opportunity to fine-tune our operations to extract even greater value from our assets.”

*Earnings before interest, taxes, depreciation and amortization. This is a non-GAAP financial measure. Reconciliations to GAAP measures of performance are provided in tables at the end of this release.

Compass Minerals

Compass Minerals Financial Results (in millions, except for earnings per share)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Sales	$173.8	$178.5	$557.5	$493.8
Sales less shipping and handling (product sales)	133.5	135.6	401.9	357.4
Operating earnings	14.7	15.5	82.2	76.9
Operating margin	8.5%	8.7%	14.7%	15.6%
Net earnings	10.6	9.5	57.0	49.4
Net earnings, excluding special items*	10.6	10.3	57.0	59.8
Diluted earnings per share	0.32	0.28	1.69	1.47
Diluted per-share earnings, excluding special items*	0.32	0.31	1.69	1.78
EBITDA*	35.5	28.2	120.7	103.7
Adjusted EBITDA*	32.8	31.3	117.6	108.4
*These are non-GAAP financial measures. Reconciliations to GAAP measures of performance are provided in tables at the end of this release.

SALT SEGMENT

Salt segment sales increased 6 percent to $127.3 million from $119.9 million in the prior-year quarter. Highway deicing sales volumes were 5 percent higher year over year due to late winter weather in North America and early summer restocking in the U.K., partially offset by a decline in rock salt sales to chemical customers. Average selling prices for the highway deicing business increased 5 percent as a result of a year-over-year reduction in the proportion of lower-priced rock salt sales to chemical customers. Consumer and industrial sales volumes and average selling price both climbed 2 percent from 2012 results as demand remained relatively stable for these products.

Operating earnings in the salt segment increased to $15.7 million from $12.9 million in the 2012 period, while segment EBITDA improved $4.2 million to $26.8 million. Excluding estimated effects from a tornado that struck the company’s Goderich, Ontario, operations in August 2011, second-quarter 2012 segment operating earnings and EBITDA would have been $15.7 million and $25.4 million, respectively.

Highway Deicing Bids

Bidding for North American highway deicing contracts for the 2013-2014 winter is approximately 60 percent complete. Following two milder-than-normal winter seasons, awarded bid prices have continued to be pressured by supply-demand imbalances. Compass Minerals’ awarded prices to date have declined approximately 2 percent from the 2012 bid season. The highway deicing bid volumes requested by transportation departments have increased substantially year over year but have not yet returned to pre-2012 levels. Bid volumes were

Compass Minerals

unusually depressed in the 2012 bid season as a result of high customer carry-over inventories following the historically mild 2011-2012 winter.

Salt Segment Performance (in millions, except for sales volumes and prices per short ton)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Sales	$127.3	$119.9	$454.8	$374.2
Sales less shipping and handling (product sales)	$91.6	$83.1	$310.0	$251.4
Operating earnings	$15.7	$12.9	$81.1	$65.3
Operating margin	12.3%	10.8%	17.8%	17.5%
Sales volumes (in thousands of tons):
Highway deicing	1,157	1,101	5,515	4,205
Consumer and industrial	502	493	1,037	999
Total salt	1,659	1,594	6,552	5,204
Average sales price (per ton):
Highway deicing	$47.59	$45.39	$55.27	$54.94
Consumer and industrial	$143.96	$141.72	$144.69	$143.29
Total salt	$76.77	$75.20	$69.42	$71.90

SPECIALTY FERTILIZER SEGMENT

Specialty fertilizer sales were $44.1 million, down 22 percent from the second quarter of 2012. Sulfate of potash supply constraints resulted in a 22,000 ton reduction in sales volumes year over year. The company continued to focus its limited supply of specialty potash on its most valuable markets. As a result, average selling price rose to $638 per ton from $612 per ton in the prior-year period and $615 in the first quarter.

EBITDA for the segment increased to $19.9 million from $19.1 million in the prior-year quarter through improvements in per-unit production costs and higher average selling prices, partially offset by lower sales volumes.

Specialty Fertilizer Segment Performance (in millions, except for sales volumes and prices per short ton)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Sales	$44.1	$56.2	$98.1	$114.7
Sales less shipping and handling (product sales)	$39.5	$50.1	$87.3	$101.1
Operating earnings	$14.0	$13.9	$29.4	$34.6
Operating margin	31.8%	24.7%	30.0%	30.2%
Sales volume (in thousands of tons)	69	91	157	187
Average sales price (per ton)	$638	$612	$625	$612

Compass Minerals

OTHER FINANCIAL HIGHLIGHTS

Selling, general and administrative expenses were temporarily inflated by several factors including a $1.7 million restructuring charge related to a reorganization of the company’s management structure.

Other income of $2.7 million primarily reflects foreign exchange gains compared to other expense of $3.1 million in the prior year period, which included a $2.8 million charge for debt refinancing costs.

Year to date, the company has generated $60 million greater cash flow from operations than in the six months ended June 30, 2012, as more typical winter weather beginning in February resulted in a significant year-over-year decrease in salt inventories.

OUTLOOK

The company anticipates improved operating rates at most of its production facilities, which is expected to reduce per-unit product costs and increase operating margins in both of its segments.

If weather is average this coming winter, salt sales volumes in the second half of 2013 would improve over 2012 results. In addition, average weather should produce more typical sales mixes in both the highway deicing and consumer and industrial businesses and, in turn, should increase second-half 2013 average selling prices above prior-year results.

The company expects second-half 2013 specialty fertilizer segment sales volumes and average selling prices to be similar to first-half results. The company also expects cost improvements to continue through the remainder of 2013.

A summary of the company’s performance is available on the company’s website at www.CompassMinerals.com/Presentation.

Conference Call

The company will discuss its results on a conference call tomorrow morning at 9:00 a.m. ET. To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial (877) 614-0009. Callers must provide the conference ID number 9738789. Outside of the U.S. and Canada, callers may dial (913) 643-4075. An audio replay will be available on the company’s website for two weeks or may be accessed by phone for seven days at (888) 203-1112, conference ID 9738789. Outside of the U.S. and Canada, callers may dial (719) 457-0820.

About Compass Minerals

Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride. The

Compass Minerals

company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide. Compass Minerals also produces consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications. Compass Minerals also provides records management services to businesses throughout the U.K.

Non-GAAP Measures

Management uses a variety of measures to evaluate the company’s performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“adjusted EBITDA”), both non-GAAP financial measures, to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. The company also uses EBITDA and adjusted EBITDA to assess its operating performance and return on capital and to evaluate potential acquisitions or other capital projects. EBITDA and adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA and adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which is an essential element of the company’s cost structure and cannot be eliminated. Consequently, any measure that excludes these elements has material limitations. While EBITDA and adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to potential inconsistencies in the method of calculation. The calculations of EBITDA and adjusted EBITDA as used by management are set forth in the following tables.

Excluding special items from net earnings is meaningful to investors because it provides insight with respect to the ongoing operating results of the company. Special items reflect charges associated with the refinancing of the company’s term loans, the release of tax reserves and the estimated effects of the tornado that struck the company’s salt mine in Goderich, Ontario, in August 2011. Those effects include lost sales volumes, higher net per-unit production costs and

Compass Minerals

higher net costs to serve customers, including purchased products and logistical inefficiencies, in 2012. Management’s calculations of these measures are set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the "Risk Factors sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Compass Minerals

Reconciliation for EBITDA and Adjusted EBITDA (unaudited) (in millions)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Net earnings	$10.6	$9.5	$57.0	$49.4
Interest expense	4.4	4.5	8.8	9.5
Income tax (benefit) expense	2.4	(1.6)	19.5	13.3
Depreciation, depletion and amortization	18.1	15.8	35.4	31.5
EBITDA	$35.5	$28.2	$120.7	$103.7
Adjustments to EBITDA:
Other (income) expense(1)	(2.7)	3.1	(3.1)	4.7
Adjusted EBITDA	$32.8	$31.3	$117.6	$108.4

(1)	Primarily includes interest income and foreign exchange gains and losses. The three and six months ended June 30, 2012, include a charge of $2.8 million related to the refinancing of term loans.

Reconciliation for Net Earnings, Excluding Special Items (unaudited) (in millions)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Net earnings	$10.6	$9.5	$57.0	$49.4
Estimated losses incurred from tornado, net of taxes and recoveries(1)	−	2.1	−	11.7
Costs to refinance debt, net of taxes(2)	−	1.7	−	1.7
Tax benefit from income tax audit(3)	−	(3.0)	−	(3.0)
Net earnings, excluding special items	$10.6	$10.3	$57.0	$59.8

(1)	In August 2011, the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario, sustained damage from a tornado. The amount reported is management’s estimate of the impact on the period’s net earnings from losses caused by the tornado that have not yet been recovered through insurance. The estimate of $2.9 million and $17.1 million of pre-tax losses ($2.1 million and $11.7 million after applicable income taxes) for the three and six months ended June 30, 2012, respectively, primarily includes lost sales volumes, higher per-unit production costs and higher costs to serve customers – including purchased products and logistical inefficiencies – realized in the period. These losses may be recovered in future periods through the company’s business interruption insurance, but actual recoveries could be different than the estimate noted above. Under U.S. generally accepted accounting principles (U.S. GAAP), expected business interruption insurance recoveries that relate to lost sales and other types of losses not covered by property and casualty insurance are not recognized until the insurance claim has been settled, at which time they would be recognized as reductions in costs. This estimate does not include property and casualty losses – consisting of direct cleanup costs and impairments of property, plant and equipment – that were offset by insurance recoveries recognized in the period pursuant to U.S. GAAP.
(2)	In May 2012, we amended and restated our senior secured credit facility and refinanced our term loans into a single term loan for pre-tax costs of $2.8 million ($1.7 million after applicable income taxes).
(3)	In the second quarter of 2012, the company settled a tax audit which resulted in a $3.0 million income tax benefit.

Compass Minerals

Reconciliation for Salt Segment EBITDA and Pro Forma EBITDA (unaudited) (in millions)

	Three months ended June 30,
	2013	2012
Reported GAAP Operating Earnings	$15.7	$12.9
Depreciation, depletion and amortization	11.1	9.7
EBITDA	$26.8	$22.6
Adjustments to EBITDA:
Estimated losses incurred from tornado, net of recoveries (1)	-	2.8
Pro Forma EBITDA	$26.8	$25.4

(1)	In August 2011, the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario, sustained damage from a tornado. The amount reported is management’s estimate of the impact on the period’s net earnings from losses caused by the tornado that have not yet been recovered through insurance. The estimate of $2.8 million for the three months ended June 30, 2012 primarily includes lost sales volumes, higher per-unit production costs and higher costs to serve customers – including purchased products and logistical inefficiencies – realized in the period. These losses may be recovered in future periods through the company’s business interruption insurance, but actual recoveries could be different than the estimate noted above. Under U.S. generally accepted accounting principles (U.S. GAAP), expected business interruption insurance recoveries that relate to lost sales and other types of losses not covered by property and casualty insurance are not recognized until the insurance claim has been settled, at which time they would be recognized as reductions in costs. This estimate does not include property and casualty losses – consisting of direct cleanup costs and impairments of property, plant and equipment – that were offset by insurance recoveries recognized in the period pursuant to U.S. GAAP.

Reconciliation for Specialty Fertilizer Segment EBITDA (unaudited) (in millions)

	Three months ended June 30,
	2013	2012
Reported GAAP Operating Earnings	$14.0	$13.9
Depreciation, depletion and amortization	5.9	5.2
EBITDA	$19.9	$19.1

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except share and per-share data)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Sales	$173.8	$178.5	$557.5	$493.8
Shipping and handling cost	40.3	42.9	155.6	136.4
Product cost	91.6	97.1	268.7	236.1
Gross profit	41.9	38.5	133.2	121.3

Selling, general and administrative expenses	27.2	23.0	51.0	44.4
Operating earnings	14.7	15.5	82.2	76.9

Other (income) expense:
Interest expense	4.4	4.5	8.8	9.5
Other, net	(2.7)	3.1	(3.1)	4.7
Earnings before income taxes	13.0	7.9	76.5	62.7
Income tax (benefit) expense	2.4	(1.6)	19.5	13.3
Net earnings	$10.6	$9.5	$57.0	$49.4

Basic net earnings per common share	$0.32	$0.28	$1.69	$1.47
Diluted net earnings per common share	$0.32	$0.28	$1.69	$1.47
Cash dividends per share	$0.545	$0.495	$1.09	$0.99

Weighted-average shares outstanding (in thousands): (1)
Basic	33,380	33,093	33,332	33,064
Diluted	33,411	33,118	33,362	33,088

(1)	Excludes participating securities. Participating securities include options, PSUs and RSUs that receive non-forfeitable dividends. Net earnings were allocated to 317,000 and 320,000 participating securities in the three and six months ended June 30, 2013 and 429,000 participating securities for both the three and six months ended June 30, 2012.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	June 30,	December 31,
	2013	2012

ASSETS
Cash and cash equivalents	$196.4	$100.1
Receivables, net	72.9	143.7
Inventories	184.9	229.7
Other current assets	26.9	33.4
Property, plant and equipment, net	654.6	645.2
Intangible and other noncurrent assets	149.2	148.5

Total assets	$1,284.9	$1,300.6

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$3.9	$3.9
Other current liabilities	175.7	195.4
Long-term debt, net of current portion	476.6	478.4
Deferred income taxes and other noncurrent liabilities	121.7	119.4
Total stockholders' equity	507.0	503.5

Total liabilities and stockholders' equity	$1,284.9	$1,300.6

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Six Months Ended
	June 30,
	2013	2012

Net cash provided by operating activities	$175.8	$115.5

Cash flows from investing activities:
Capital expenditures	(55.5)	(64.4)
Insurance advances for investment purposes, Goderich tornado	11.9	−
Other, net	2.4	(0.7)
Net cash used in investing activities	(41.2)	(65.1)

Cash flows from financing activities:
Principal payments on long-term debt	(1.9)	(385.7)
Issuance of long-term debt	−	387.0
Fees paid to refinance long-term debt	−	(1.8)
Deferred financing costs	−	(2.0)
Dividends paid	(36.5)	(33.2)
Proceeds received from stock option exercises	7.6	1.5
Excess tax benefits from equity compensation awards	0.6	0.8
Net cash used in financing activities	(30.2)	(33.4)

Effect of exchange rate changes on cash and cash equivalents	(8.1)	0.3

Net change in cash and cash equivalents	96.3	17.3
Cash and cash equivalents, beginning of the period	100.1	130.3

Cash and cash equivalents, end of period	$196.4	$147.6

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

		Specialty	Corporate
Three Months Ended June 30, 2013	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$127.3	$44.1	$2.4	$173.8
Intersegment sales	0.3	2.7	(3.0)	−
Shipping and handling cost	35.7	4.6	−	40.3
Operating earnings (loss)	15.7	14.0	(15.0)	14.7
Depreciation, depletion and amortization	11.1	5.9	1.1	18.1
Total assets (as of end of period)	818.8	389.5	76.6	1,284.9

		Specialty	Corporate
Three Months Ended June 30, 2012	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$119.9	$56.2	$2.4	$178.5
Intersegment sales	0.2	2.7	(2.9)	−
Shipping and handling cost	36.8	6.1	−	42.9
Operating earnings (loss)	12.9	13.9	(11.3)	15.5
Depreciation, depletion and amortization	9.7	5.2	0.9	15.8
Total assets (as of end of period)	726.4	389.1	76.5	1,192.0

		Specialty	Corporate
Six Months Ended June 30, 2013	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$454.8	$98.1	$4.6	$557.5
Intersegment sales	0.5	2.9	(3.4)	−
Shipping and handling cost	144.8	10.8	−	155.6
Operating earnings (loss)	81.1	29.4	(28.3)	82.2
Depreciation, depletion and amortization	21.5	11.8	2.1	35.4

		Specialty	Corporate
Six Months Ended June 30, 2012	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$374.2	$114.7	$4.9	$493.8
Intersegment sales	0.4	3.1	(3.5)	−
Shipping and handling cost	122.8	13.6	−	136.4
Operating earnings (loss)	65.3	34.6	(23.0)	76.9
Depreciation, depletion and amortization	19.3	10.4	1.8	31.5

(a)	“Corporate and Other” includes corporate entities, the records management business and eliminations. Corporate assets include deferred tax assets, deferred financing fees, investments related to the non-qualified retirement plan and other assets not allocated to the operating segments.